Exhibit 99.1



   Rock-Tenn Company Announces Closure of Marshville Folding Carton Facility

     NORCROSS, Ga.--(BUSINESS WIRE)--Oct. 4, 2005--Rock-Tenn Company (NYSE: RKT) announced today its decision to close its Marshville, North Carolina, folding carton plant in the second quarter of fiscal 2006. Rock-Tenn will transfer the majority of the Marshville facility's current production to its Marion and McDowell plants, which are also located in North Carolina.
     Mike Kiepura, Executive Vice President - Folding Carton division, stated, "As a result of the Gulf States acquisition, we are currently operating three folding carton plants that manufacture high value adding - packaging in a small geographic area. Consolidating operations in Marion and McDowell will enable the company to best service its diverse customer base and optimize its network of manufacturing facilities."
     Of the $4.6 million in total closing costs expected to be inccured, Rock-Tenn Company expects to incur cash operating and restructuring costs of approximately $1.7 million, which will include severance and relocation costs.
     The Marshville closure is expected to generate approximately $2 million of annualized synergies that will contribute to the $20 million of synergies that Rock-Tenn expects to realize following its acquisition of Gulf States' paperboard and packaging businesses.
     Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with combined pro forma net sales of $2.1 billion and operating locations in the United States, Canada, Mexico and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.
     Statements herein regarding, among others, expectations regarding the transfer of current production from the closed facility; the impact of the facility closure on the operations of other Company facilities and on customer service; restructuring costs, including cash expenditures and the timing of such expenditures and charges; operating costs and synergies constitute forward-looking statements within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, the amounts of asset impairment, severance costs, relocation costs, business interruption and employee training costs and other costs associated with the closure as well as capacity utilization and production efficiencies. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions will prove to be inaccurate. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information and Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.


     CONTACT: Rock-Tenn Company, Norcross
              David Rees, 678-291-7552